Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Odysight.ai Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.001 par value per share to be issued pursuant to the Odysight.ai Inc., 2020 Share Incentive Plan	Rule 457(h)(1)	757,181	(2)	$3.26	(5)	$2,468,410	0.00015310	$377.92
	Equity	Common stock, $0.001 par value per share to be issued pursuant to the Odysight.ai Inc., 2024 Share Incentive Plan	Rule 457(h)(1)	880,500	(3)	$5.15	(6)	$4,534,575	0.00015310	$694.25
	Equity	Common stock, $0.001 par value per share to be issued pursuant to the Odysight.ai Inc., 2024 Share Incentive Plan	Rule 457(c) and (h)(1)	212,319	(4)	$5.34	(7)	$1,133,784	$0.00015310	$173.59
	Total Offering Amounts							$8,136,769		$1,245.76
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fees Due									$1,245.76

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Odysight.ai Inc (the “Registrant”), par value $0.001 per share (“Common Stock”), that become issuable under the Registrant’s 2020 Share Incentive Plan, as amended (the “2020 Plan”) and the 2024 Share Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2020 Plan.
(3)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2024 Plan.
(4)	Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2024 Plan.
(5)	This estimate is made pursuant to Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum aggregate offering price per unit and proposed maximum aggregate offering price for the 757,181 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2020 Plan, as of the date of this Registration Statement, are calculated using the weighted-average exercise price of such stock options of $3.26 per share.
(6)	This estimate is made pursuant to Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum aggregate offering price per unit and proposed maximum aggregate offering price for the 880,500 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2024 Plan, as of the date of this Registration Statement, are calculated using the weighted-average exercise price of such stock options of $5.15 per share.
(7)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on May 28, 2025, as reported on the Nasdaq Capital Market, which date is within five business days prior to the filing of this Registration Statement.